Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Jon Kasle
781.522.5110

For Immediate Release

Raytheon Reports Solid Third Quarter 2012 Results

•	Strong bookings of $7.3 billion; book-to-bill of 1.21

•	Adjusted EPS[1] of $1.60, up 15 percent; EPS from continuing operations was $1.51, up 6 percent

•	Adjusted Operating Margin[1], of 13.8 percent, up 80 basis points; reported operating margin of 13.0 percent up 120 basis points

•	Net sales of $6.0 billion, down 1 percent

•	Strong operating cash flow from continuing operations of $1.1 billion

•	Increased full-year 2012 guidance for EPS
__________________________________________________________________________________________________

WALTHAM, Mass., (October 25, 2012) - Raytheon Company (NYSE: RTN) announced third quarter 2012 Adjusted EPS1 of $1.60 per diluted share compared to $1.39 per diluted share in the third quarter 2011, up 15 percent. The increase was primarily driven by operational improvements and capital deployment actions. Third quarter 2012 EPS from continuing operations was $1.51 compared to $1.42 in the third quarter 2011. Third quarter 2012 included an unfavorable FAS/CAS Adjustment of $0.09, compared with an unfavorable FAS/CAS Adjustment of $0.14 in the third quarter 2011. Third quarter 2011 also included a $0.17 per diluted share favorable tax settlement.
“Raytheon's strong operating performance in the third quarter reflects our continued focus on reducing cost, and increasing productivity,” said William H. Swanson, Raytheon’s Chairman and CEO. “Our bookings in the quarter were strong, and we have significant opportunities in both domestic and international markets for our innovative technologies and affordable solutions.”

____________________________________
1 Adjusted EPS is EPS from continuing operations attributable to Raytheon Company common stockholders and Adjusted Operating Margin is total operating margin, in each case, excluding the impact of the FAS/CAS Adjustment, and from time to time, certain other items. Q3 2011 Adjusted EPS also excludes the impact of the favorable tax settlement as discussed above. Adjusted EPS and Adjusted Operating Margin are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Q3 2011 vs. Q3 2012 EPS Variance	3rd Quarter		Nine Months
	EPS	Adjusted EPS*	EPS	Adjusted EPS*
Q3 2011	$1.42	$1.39	$3.68	$4.13
Operational Improvements	0.07	0.07	0.24	0.24
Reduced Share Count	0.08	0.08	0.27	0.27
Other Items, net	0.06	0.06	(0.05)	(0.05)
FAS/CAS Adjustment**	0.05	—	0.10	—
UKBA LOC Adjustment	—	—	0.17	—
2011 Tax Settlement	(0.17)	—	(0.17)	—
Q3 2012	$1.51	$1.60	$4.24	$4.61

* Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information. Amounts may not add due to rounding.

** Represents the difference between the 3rd quarter 2012 and 3rd quarter 2011 FAS/CAS Adjustments of $(0.09) and $(0.14), respectively and the first nine months of 2012 and first nine months of 2011 FAS/CAS Adjustments of $(0.36) and $(0.46), respectively.

Net sales for the third quarter 2012 were $6,045 million, compared to $6,116 million in the third quarter 2011. The Company reported strong bookings for the third quarter 2012 of $7,293 million, resulting in a book-to-bill ratio of 1.21. Bookings in the third quarter 2011 were $6,884 million.
The Company generated strong operating cash flow in the quarter. Operating cash flow from continuing operations for the third quarter 2012 was $1,111 million compared to $845 million for the third quarter 2011. The increase in operating cash from continuing operations in the third quarter 2012 was primarily due to the timing of collections and pension contributions, partially offset by higher tax payments.
In the third quarter 2012, the Company repurchased 2.2 million shares of common stock for $125 million as part of its previously announced share repurchase program. Year-to-date 2012, the Company repurchased 14.1 million shares of common stock for $725 million.
The Company ended the third quarter 2012 with $1.0 billion of net debt. Net debt is defined as total debt less cash and cash equivalents and short-term investments.

Summary Financial Results

	3rd Quarter		%	Nine Months		%
($ in millions, except per share data)	2012	2011	Change	2012	2011	Change

Net Sales	$6,045	$6,116	-1%	$17,975	$18,369	-2%
Income from Continuing Operations attributable to Raytheon Company	$501	$498	1%	$1,423	$1,309	9%
Adjusted Income*	$532	$487	9%	$1,545	$1,473	5%
EPS from Continuing Operations	$1.51	$1.42	6%	$4.24	$3.68	15%
Adjusted EPS*	$1.60	$1.39	15%	$4.61	$4.13	12%
Operating Cash Flow from Continuing Operations	$1,111	$845		$963	$816
Workdays in Fiscal Reporting Calendar	63	63		191	191

* Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders, excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. Q3 2011 Adjusted Income also excludes the favorable tax settlement discussed above. Adjusted Income and Adjusted EPS are non-GAAP financial measures. See attachment F for a reconciliation of these measures and a discussion of why the Company is presenting this information.

Bookings and Backlog

Bookings
($ in millions)	3rd Quarter		Nine Months
	2012	2011	2012	2011
Bookings	$7,293	$6,884	$18,612	$19,408

Backlog
($ in millions)	Period Ending
	Q3 2012	2011	Q3 2011
Backlog	$35,015	$35,312	$34,985
Funded Backlog	$22,886	$22,462	$21,734
The Company had bookings of $7.3 billion in the third quarter 2012 and had a period ending backlog of $35.0 billion.

Outlook
The Company has updated its full-year 2012 outlook. Charts containing additional information on the Company's 2012 outlook are available on the Company's website at www.raytheon.com/ir.

2012 Financial Outlook
	Current	Prior (7/26/12)
Net Sales ($B)	24.3 - 24.7*	24.5 - 25.0
FAS/CAS Adjustment ($M)	(252)*	(284)
Interest Expense, net ($M)	(190) - (200)	(190) - (200)
Diluted Shares (M)	334 - 335	334 - 335
Effective Tax Rate	~32%	~32%
EPS from Continuing Operations	$5.36 - $5.46*	$5.15 - $5.30
Adjusted EPS**	$5.85 - $5.95*	$5.70 - $5.85
Operating Cash Flow from Continuing Operations ($B)	1.8 - 2.0*	1.7 - 1.9

* Denotes change from prior guidance.
** Adjusted EPS is a non-GAAP financial measure. See attachment F for a reconciliation of this measure and a discussion of why the Company is presenting this information.
Although it remains uncertain if sequestration under the Budget Control Act (BCA) will be implemented, sequestration could have a significant impact on the U.S. Military, the Aerospace and Defense Industry and Federal spending. Several industry associations estimate that sequestration, if implemented, could have a severe impact on U.S. Aerospace and Defense Industry employment nationwide. We believe that Raytheon's large international market presence, portfolio of programs, technology and focus on high priority areas should help to mitigate some of the potential overall impact.

Segment Results
The Company's reportable segments are: Integrated Defense Systems, Intelligence and Information Systems, Missile Systems, Network Centric Systems, Space and Airborne Systems, and Technical Services.

Integrated Defense Systems
	3rd Quarter			Nine Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,275	$1,176	8%	$3,716	$3,667	1%
Operating Income	$240	$204	18%	$692	$600	15%
Operating Margin	18.8%	17.3%		18.6%	16.4%

Integrated Defense Systems (IDS) had third quarter 2012 net sales of $1,275 million, up 8 percent compared to $1,176 million in the third quarter 2011. The increase in net sales was primarily due to higher sales on an international Patriot program. IDS recorded $240 million of operating income compared to $204 million in the third quarter 2011. The increase in operating income was primarily due to favorable contract mix and higher volume in the third quarter 2012.

During the quarter, IDS booked $123 million for the Upgraded Early Warning Radar (UEWR) system for the Missile Defense Agency (MDA) and the U.S. Air Force. IDS also booked $84 million to provide air and missile defense capability for the U.S. Army.

Intelligence and Information Systems
	3rd Quarter			Nine Months
($ in millions)	2012	2011	% Change	2012	2011*	% Change
Net Sales	$742	$760	-2%	$2,257	$2,262	-
Operating Income	$60	$58	3%	$183	$85	NM
Operating Margin	8.1%	7.6%		8.1%	3.8%
* First quarter 2011 included an $80 million reduction to operating income due to the UKBA LOC Adjustment as described in attachment F.
NM - Not Meaningful

Intelligence and Information Systems (IIS) had third quarter 2012 net sales of $742 million compared to $760 million in the third quarter 2011. IIS recorded $60 million of operating income compared to $58 million in the third quarter 2011.

During the quarter, IIS booked $170 million on a contract to provide intelligence, surveillance and reconnaissance (ISR) support to the U.S. Air Force. IIS also booked $559 million on a number of classified contracts.

Missile Systems
	3rd Quarter			Nine Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,443	$1,413	2%	$4,149	$4,108	1%
Operating Income	$189	$178	6%	$538	$484	11%
Operating Margin	13.1%	12.6%		13.0%	11.8%

Missile Systems (MS) had third quarter 2012 net sales of $1,443 million compared to $1,413 million in the third quarter 2011. The increase in net sales was primarily driven by higher sales on the Standard Missile 3 (SM-3) program. MS recorded $189 million of operating income compared to $178 million in the third quarter 2011. The increase in operating income was primarily due to improved program performance.

During the quarter, MS booked $1,242 million for the production and development of SM-3 for the Missile Defense Agency (MDA). MS also booked $350 million for the production of Tube-launched, Optically-tracked, Wireless-guided (TOW) missiles for the U.S. Army and Marines, $101 million for Phalanx weapon systems for the U.S. Navy and an international customer, and $87 million on Miniature Air-Launch Decoy (MALD®) for the U.S. Air Force.

Network Centric Systems
	3rd Quarter			Nine Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$963	$1,104	-13%	$2,925	$3,360	-13%
Operating Income	$131	$162	-19%	$370	$492	-25%
Operating Margin	13.6%	14.7%		12.6%	14.6%

Network Centric Systems (NCS) had third quarter 2012 net sales of $963 million compared to $1,104 million in the third quarter 2011. The change in net sales, as expected, was primarily due to lower sales on U.S. Army production programs. NCS recorded $131 million of operating income compared to $162 million in the third quarter 2011. The change in operating income was primarily due to a change in contract mix and lower volume in the third quarter 2012.
During the quarter, NCS booked $70 million on the Family of Advanced Beyond-Line-of-Sight Terminals (FAB-T) program for the U.S. Air Force.

Space and Airborne Systems
	3rd Quarter			Nine Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$1,322	$1,305	1%	$3,956	$3,914	1%
Operating Income	$190	$171	11%	$567	$503	13%
Operating Margin	14.4%	13.1%		14.3%	12.9%
Space and Airborne Systems (SAS) had third quarter 2012 net sales of $1,322 million compared to $1,305 million in the third quarter 2011. SAS recorded $190 million of operating income compared to $171 million in the third quarter 2011. The increase in operating income was primarily due to a change in contract mix and improved program performance.
During the quarter, SAS booked $105 million for an international sensor program. SAS also booked $382 million on a number of classified contracts.

Technical Services
	3rd Quarter			Nine Months
($ in millions)	2012	2011	% Change	2012	2011	% Change
Net Sales	$785	$817	-4%	$2,408	$2,467	-2%
Operating Income	$64	$75	-15%	$210	$228	-8%
Operating Margin	8.2%	9.2%		8.7%	9.2%

Technical Services (TS) had third quarter 2012 net sales of $785 million compared to $817 million in the third quarter 2011. The change in net sales was due to lower net sales on a National Science Foundation (NSF) Polar contract, which was completed in the first quarter 2012. TS recorded operating income of $64 million compared to $75 million in the third quarter 2011.
During the quarter, TS booked $246 million for work on the Air Traffic Control Optimum Training Solution (ATCOTS) contract for the Federal Aviation Administration (FAA). TS also booked $252 million on domestic training programs and $137 million on foreign training programs in support of Warfighter FOCUS activities.

About Raytheon
Raytheon Company, with 2011 sales of $25 billion and 71,000 employees worldwide, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 90 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter at @raytheon.

Conference Call on the Third Quarter 2012 Financial Results
Raytheon's financial results conference call will be held on Thursday, October 25, 2012 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.
The dial-in number for the conference call will be (866) 510-0712 in the U.S. or (617) 597-5380 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration under the Budget Control Act of 2011, or otherwise, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of changes in the financial markets and global economic conditions; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company's assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company's financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company's use of these measures are included in this release or the attachments.

# # #

Attachment A
Raytheon Company
Preliminary Statement of Operations Information
Third Quarter 2012

(In millions, except per share amounts)	Three Months Ended		Nine Months Ended
	30-Sep-12	02-Oct-11	30-Sep-12	02-Oct-11

Net sales	$6,045	$6,116	$17,975	$18,369
Operating expenses
Cost of sales	4,689	4,815	14,000	14,646
Administrative and selling expenses	389	426	1,198	1,288
Research and development expenses	181	153	543	454
Total operating expenses	5,259	5,394	15,741	16,388
Operating income	786	722	2,234	1,981
Non-operating (income) expense, net
Interest expense	49	41	149	127
Interest income	(3)	(5)	(6)	(12)
Other (income) expense	(5)	14	(10)	15
Total non-operating (income) expense, net	41	50	133	130
Income from continuing operations before taxes	745	672	2,101	1,851
Federal and foreign income taxes	237	165	668	521
Income from continuing operations	508	507	1,433	1,330
Income (loss) from discontinued operations, net of tax	(1)	3	(4)	14
Net income	507	510	1,429	1,344
Less: Net income (loss) attributable to noncontrolling
interests in subsidiaries	7	9	10	21
Net income attributable to Raytheon Company	$500	$501	$1,419	$1,323

Basic earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.51	$1.42	$4.26	$3.70
Income (loss) from discontinued operations, net of tax	—	0.01	(0.01)	0.04
Net income	1.51	1.43	4.25	3.73

Diluted earnings (loss) per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$1.51	$1.42	$4.24	$3.68
Income (loss) from discontinued operations, net of tax	—	0.01	(0.01)	0.04
Net income	1.50	1.43	4.23	3.71

Amounts attributable to Raytheon Company common
stockholders:
Income from continuing operations	$501	$498	$1,423	$1,309
Income (loss) from discontinued operations, net of tax	(1)	3	(4)	14
Net income	$500	$501	$1,419	$1,323

Average shares outstanding
Basic	332.0	350.5	334.3	354.3
Diluted	333.0	351.4	335.4	356.4

Attachment B
Raytheon Company
Preliminary Segment Information
Third Quarter 2012

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	30-Sep-12	02-Oct-11	30-Sep-12	02-Oct-11	30-Sep-12	02-Oct-11

Integrated Defense Systems	$1,275	$1,176	$240	$204	18.8%	17.3%
Intelligence and Information Systems	742	760	60	58	8.1%	7.6%
Missile Systems	1,443	1,413	189	178	13.1%	12.6%
Network Centric Systems	963	1,104	131	162	13.6%	14.7%
Space and Airborne Systems	1,322	1,305	190	171	14.4%	13.1%
Technical Services	785	817	64	75	8.2%	9.2%
FAS/CAS Adjustment	—	—	(47)	(75)
Corporate and Eliminations	(485)	(459)	(41)	(51)
Total	$6,045	$6,116	$786	$722	13.0%	11.8%

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	30-Sep-12	02-Oct-11	30-Sep-12	02-Oct-11	30-Sep-12	02-Oct-11

Integrated Defense Systems	$3,716	$3,667	$692	$600	18.6%	16.4%
Intelligence and Information Systems	2,257	2,262	183	85	8.1%	3.8%
Missile Systems	4,149	4,108	538	484	13.0%	11.8%
Network Centric Systems	2,925	3,360	370	492	12.6%	14.6%
Space and Airborne Systems	3,956	3,914	567	503	14.3%	12.9%
Technical Services	2,408	2,467	210	228	8.7%	9.2%
FAS/CAS Adjustment	—	—	(188)	(254)
Corporate and Eliminations	(1,436)	(1,409)	(138)	(157)
Total	$17,975	$18,369	$2,234	$1,981	12.4%	10.8%

Attachment C
Raytheon Company
Other Preliminary Information
Third Quarter 2012

(In millions)	Funded Backlog		Total Backlog
	30-Sep-12	31-Dec-11	30-Sep-12	31-Dec-11

Integrated Defense Systems	$6,757	$7,100	$8,404	$9,766
Intelligence and Information Systems	1,051	829	4,002	4,366
Missile Systems	6,436	6,205	9,784	8,570
Network Centric Systems	3,159	3,267	3,941	4,160
Space and Airborne Systems	3,553	3,104	6,091	5,864
Technical Services	1,930	1,957	2,793	2,586
Total	$22,886	$22,462	$35,015	$35,312

	Bookings		Bookings
	Three Months Ended		Nine Months Ended
	30-Sep-12	02-Oct-11	30-Sep-12	02-Oct-11

Total Bookings	$7,293	$6,884	$18,612	$19,408

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
Third Quarter 2012

(In millions)
	30-Sep-12	31-Dec-11
Assets
Cash and cash equivalents	$3,032	$4,000
Short-term investments	614	—
Contracts in process, net	4,789	4,526
Inventories	482	336
Deferred taxes	83	221
Prepaid expenses and other current assets	260	226
Total current assets	9,260	9,309

Property, plant and equipment, net	1,929	2,006
Deferred taxes	720	657
Goodwill	12,546	12,544
Other assets, net	1,242	1,338
Total assets	$25,697	$25,854

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,169	$2,542
Accounts payable	1,190	1,507
Accrued employee compensation	1,130	941
Other accrued expenses	1,179	1,140
Total current liabilities	5,668	6,130

Accrued retiree benefits and other long-term liabilities	6,192	6,774
Deferred taxes	3	5
Long-term debt	4,609	4,605

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	11,900	11,676
Accumulated other comprehensive loss	(6,506)	(7,001)
Treasury stock, at cost	(8,913)	(8,153)
Retained earnings	12,578	11,656
Total Raytheon Company stockholders' equity	9,062	8,181
Noncontrolling interests in subsidiaries	163	159
Total equity	9,225	8,340
Total liabilities and equity	$25,697	$25,854

Attachment E
Raytheon Company
Preliminary Cash Flow Information
Third Quarter 2012

	Three Months Ended		Nine Months Ended
	30-Sep-12	02-Oct-11	30-Sep-12	02-Oct-11

Net income	$507	$510	$1,429	$1,344
Loss (Income) from discontinued operations, net of tax	1	(3)	4	(14)
Income from continuing operations	508	507	1,433	1,330

Depreciation	80	79	238	230
Amortization	33	34	103	98
Working capital (excluding pension and income taxes)**	432	257	(911)	(873)
Other long-term liabilities	(12)	(74)	(38)	(55)
Pension and other postretirement benefits	179	(268)	120	(260)
Other	(109)	310	18	346
Net operating cash flow from continuing operations	1,111	845	963	816

Supplemental Cash Flow Information

Capital spending	(67)	(90)	(204)	(197)
Internal use software spending	(14)	(24)	(60)	(74)
Acquisitions	(7)	(1)	(7)	(551)
Dividends	(165)	(152)	(478)	(440)
Repurchases of common stock	(125)	(312)	(725)	(937)

** Working capital (excluding pension and income taxes) is a summation of changes in: contracts in process and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.

Attachment F
Raytheon Company
Non-GAAP Financial Measures - Adjusted EPS, Adjusted Income and Adjusted Operating Margin
Third Quarter 2012

Adjusted EPS Non-GAAP Reconciliation
2012	2012
(In millions, except per share amounts)	Current Guidance	Prior Guidance
Three Months Ended	Nine Months Ended	Low end	High end	Low end	High end
2012	2011	2012	2011	of range	of range	of range	of range
Diluted earnings per share from continuing operations
attributable to Raytheon Company common stockholders	$1.51	$1.42	$4.24	$3.68	$5.36	$5.46	$5.15	$5.30
Per share impact of the FAS/CAS Adjustment (A)	0.09	0.14	0.36	0.46	0.49	0.49	0.55	0.55
Per share impact of the UK Border Agency (UKBA) LOC Adjustment (B)	—	—	—	0.17	—	—	—	—
Per share impact of the favorable tax settlement (C)	—	(0.17)	—	(0.17)	—	—	—	—
Adjusted EPS (3), (4)	$1.60	$1.39	$4.61	$4.13	$5.85	$5.95	$5.70	$5.85

(A)	FAS/CAS Adjustment	$47	$75	$188	$254	$252	$252	$284	$284
Tax effect (1)	(16)	(26)	(66)	(89)	(88)	(88)	(99)	(99)
After-tax impact	31	49	122	165	164	164	185	185
Diluted shares	333.0	351.4	335.4	356.4	335.0	334.0	335.0	334.0
Per share impact	$0.09	$0.14	$0.36	$0.46	$0.49	$0.49	$0.55	$0.55

(B)	UKBA LOC Adjustment	$—	$—	$—	$80	$—	$—	$—	$—
Tax effect (2)	—	—	—	(21)	—	—	—	—
After-tax impact	—	—	—	59	—	—	—	—
Diluted shares	—	—	—	356.4	—	—	—	—
Per share impact	$—	$—	$—	$0.17	$—	$—	$—	$—

(C)	Favorable tax settlement	$—	$(60)	$—	$(60)	$—	$—	$—	$—
Diluted shares	—	351.4	—	356.4	—	—	—	—
Per share impact	$—	$(0.17)	$—	$(0.17)	$—	$—	$—	$—

Adjusted Income Non-GAAP Reconciliation

(In millions)
Three Months Ended	Nine Months Ended
2012	2011	2012	2011
Income from continuing operations attributable to Raytheon
Company common stockholders	$501	$498	$1,423	$1,309
FAS/CAS Adjustment (1)	31	49	122	165
UKBA LOC Adjustment (2)	—	—	—	59
Favorable tax settlement	—	(60)	—	(60)
Adjusted Income (3), (5)	$532	$487	$1,545	$1,473

Adjusted Operating Margin Non-GAAP Reconciliation
2012	2012
Current Guidance	Prior Guidance
Three Months Ended	Nine Months Ended	Low end	High end	Low end	High end
2012	2011	2012	2011	of range	of range	of range	of range
Operating Margin	13.0%	11.8%	12.4%	10.8%	11.8%	12.0%	11.3%	11.5%
Impact of the FAS/CAS Adjustment	0.8%	1.2%	1.0%	1.4%	1.0%	1.0%	1.2%	1.2%
Impact of the UKBA LOC Adjustment	—%	—%	—%	0.4%	—%	—%	—%	—%
Adjusted Operating Margin (3), (6)	13.8%	13.0%	13.5%	12.6%	12.8%	13.0%	12.5%	12.7%

(1)	Tax effected at 35% federal statutory tax rate.

(2)	Tax effected at approximately 27% blended global tax rate.

(3)
These amounts are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP and may not be defined and calculated by other companies in the same manner. These amounts exclude the FAS/CAS Adjustment and, from time to time, certain other items. We are providing these measures because management uses them for the purposes of evaluating and forecasting the Company's financial performance and believes that they provide additional insights into the Company’s underlying business performance. We also believe that they allow investors to benefit from being able to assess our operating performance in the context of how our principal customer, the U.S. Government, allows us to recover pension and PRB costs and to better compare our operating performance to others in the industry on that same basis. Amounts may not recalculate directly due to rounding.

(4)
Adjusted EPS is diluted EPS from continuing operations attributable to Raytheon Company common stockholders excluding the EPS impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, nine months ended 2011 Adjusted EPS also excludes the impact of the UKBA LOC Adjustment, as previously disclosed. This adjustment was based on the UKBA’s decision to draw down on the previously disclosed letters of credit provided by Raytheon Systems Limited (RSL). The determination of the validity of the draw down is now a subject of the ongoing arbitration proceedings related to the UKBA program. Three months and nine months ended 2011 Adjusted EPS also excludes the earnings per share impact of a favorable tax settlement in the third quarter of 2011 as a result of our receipt of final approval from the IRS and the U.S. Congressional Joint Committee on Taxation of the IRS examination of our tax returns for the 2006-2008 tax years.

(5)
Adjusted Income is income from continuing operations attributable to Raytheon Company common stockholders excluding the after-tax impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, nine months ended 2011 Adjusted Income also excludes the after-tax impact of the UKBA LOC Adjustment, as described above. Three months and nine months ended 2011 Adjusted Income also excludes the impact of the favorable tax settlement in the third quarter of 2011, as described above.

(6)
Adjusted Operating Margin is defined as total operating margin excluding the margin impact of the FAS/CAS Adjustment and, from time to time, certain other items. In addition to the FAS/CAS Adjustment, nine months ended 2011 Adjusted Operating Margin also excludes the impact of the UKBA LOC Adjustment, as described above.